                             JOINT VENTURE AGREEMENT

     THIS JOINT VENTURE  AGREEMENT ("JV  Agreement") is made and entered into as of this 10th day of November,  2005 (the "Effective Date"), by and among BLONDER
TONGUE  LABORATORIES,  INC., a Delaware  corporation ("BT"),  BLONDER TONGUE FAR
EAST, LLC, a Delaware limited liability company to be formed ("BTFE") and MASTER
GAIN INTERNATIONAL INDUSTRIAL, LIMITED, a Hong Kong corporation ("Master Gain").

                                   BACKGROUND

     The purpose of this Joint  Venture  Agreement  is to provide the  principal terms and  conditions  under  which BT and  Master  Gain will  engage in a joint venture  ("Venture")  and to  define  the  relative  rights  of the  parties  in connection  therewith.  All  references  herein to  monetary  amounts and values shall, unless otherwise specifically stated, be references to lawful currency of the United States of America (US$).

     NOW,  THEREFORE,  in  consideration  of the mutual covenants and agreements contained  herein,  and  subject  to the terms and  conditions  intending  to be legally bound hereby, the parties agree as follows:

     1.   Formation of Entities.

     (a) Off Shore  Entity.  Subject  to the terms and  conditions  hereof,  the parties hereto shall,  promptly,  organize a new limited  liability entity under the laws of Mauritius or some other jurisdiction  ("Offshore  Newco"),  with the actual  jurisdiction  of formation  to be selected by BT following  consultation with its legal and tax advisors.  The parties shall mutually agree upon the type of limited  liability  entity to be formed and the legal name thereof in English shall be such as the parties  hereto  mutually  agree upon,  as reflected in the organizational  documents  thereof.  Upon formation,  the parties agree to cause
Offshore Newco to become a party to this JV Agreement.  All costs related to the formation of Offshore Newco shall be paid equally be BT and Master Gain.

     (b) China  Entity.  Subject to the terms and  conditions  hereof,  promptly following  the latest to occur of (i) the  formation  of  Offshore  Newco,  (ii)
approval  of  this  JV  Agreement  by any  governmental  authority  with  proper jurisdiction,  if any, and (iii) approval of the formation,  capital  structure, and governance  structure of China Newco (as defined below) by any  governmental authority  with proper  jurisdiction,  the parties  hereto shall cause  Offshore
Newco to,  directly  or  through an  Intermediate  Entity  (as  defined  below), organize a new limited  liability  entity under the laws of the Peoples Republic of China ("PRC") ("China Newco").  The type of limited liability entity shall be as required  under the laws and  regulations  of the PRC and any other  relevant local or  provincial  laws or  regulations  governing the  providence  where the
Manufacturing  Facility (as defined below) shall be located  (collectively,  the
"PRC Laws") and the legal name  thereof in English  shall be such as the parties shall mutually agree upon, provided, however, that the final form of entity must be approved by each of BTFE and Master Gain.  It is the intention of the parties hereto,  that  China  Newco be  formed  as a wholly  foreign  owned  enterprise, commonly referred to in the PRC as a "WFOE".  All costs related to the formation of China Newco shall be paid by Offshore Newco. To the fullest extent allowed by
PRC Law,  the  provisions  of this JV  Agreement  which  relate  to any right or obligation  of any entity  within the Newco  Group (as defined  below)  shall be incorporated  into the  operational  documents  governing the  organization  and governance of such entity, the terms of which shall be mutually agreed to by the parties.

     (c) Additional Entities.  To the extent required by the business activities of Offshore  Newco or Chine  Newco,  BTFE and Master  Gain shall cause  Offshore
Newco or China Newco to,  directly or through an Intermediate  Entity,  organize such  additional  limited  liability  entities under the laws of the PRC or such other jurisdiction (including Hong Kong) as shall be deemed necessary,  with the final form of each such  entity and its  jurisdiction  to be approved by each of
BTFE and Master Gain (each including any Intermediate  Entities,  an "Additional
Entity," and  together  with China Newco,  Offshore  Newco and all  Intermediate
Entities, the "Newco Group").

     (d) Tax Status.  Initially,  it is contemplated that Offshore Newco,  China
Newco (to the extent permitted under applicable law) and any Additional Entities shall be organized as  "flow-through"  entities (i.e.,  partnerships) for United
States federal income tax purposes.

     2. Purpose and Benefits.

     (a) The  purposes  for which China Newco shall be formed  include,  without limitation,  the following,  and the parties agree to cause China Newco to enter into such  agreements or otherwise  take such actions as necessary to cause each such purpose to be accomplished:

          all as shall be more  fully  set  forth  in the  operational  document governing the  organization  and  governance  of China Newco,  the terms of which shall be mutually agreed to by the parties:

          (i) to locate and acquire or build a manufacturing facility in the PRC capable of manufacturing  high quality  television  system  electronics and other electronics products (the "Manufacturing Facility");

          (ii) to provide contract manufacturing services to BT for such of BT's products as BT shall, in its sole  discretion,  determine from time to time
     ("Specified BT Products");

          (iii) to provide contract manufacturing services to third parties;

          (iv) to  actively  seek  out and  acquire  emerging  technologies  and licenses for emerging technologies ("Acquired Technology");

          (v)  to be  appointed  by BT  as  its  exclusive  distributor  of  the
     Specified BT Products ("Newco  Distributorship")  for the Asian,  Southeast
     Asian,   African,   European,   Middle  Eastern  and   Australian   markets
     (collectively, the "Newco Markets");

          (vi) to  market  and sell  the  Specified  BT  Products  in the  Newco
     Markets;

          (vii) to manufacture,  market and distribute  products  developed from the Acquired Technology ("Newco Products"); and

          (viii) to appoint BT as its exclusive  distributor  of Newco  Products
     ("BT Distributorship") for the North American, South American and Caribbean
     markets (collectively, the "BT Markets") and in such capacity, permit BT to market and distribute Newco Products in the BT Markets.

Notwithstanding the foregoing, the parties acknowledge that if upon consultation with legal, tax, and accounting  advisors,  it is determined that some or all of the purposes  outlined above would more  appropriately be delegated or allocated to Offshore  Newco or an Additional  Entity,  then such shall be the case and in that event appropriate additional definitive agreements shall be entered into by the parties and actions taken, to implement the same.

     (b) The benefits  which the Venture  shall obtain  through the operation of
China Newco in the PRC are:

          (i) Tax free status for two years and extendable for an additional two years,  which  tax free  periods  shall  not  start  until  China  Newco is profitable;

          (ii) After tax free period,  for a period of three  years,  payment of taxes at half  (1/2)  the tax rate  required  for  Chinese  owned  entities
     (subject to any changes in the PRC tax laws);

          (iii)  Preferential  treatment and financial  incentives in connection with  access  to land  and/or  Manufacturing  Facilities  from the  Chinese government; and

          (iv)  Receipt of Chinese  government  rebates or waivers of up to 17%, but not  less  than  13%,  of the  import  VAT in  connection  with all raw materials/components manufactured in the PRC and incorporated into products exported from the PRC.

     3. Ownership Structure and Initial Equity.

     (a) Offshore Newco shall have the following equity structure:

                                 Equity Ownership         Economic Interest
     BTFE                              50%                       50%
     Master Gain                       50%                       50%

     Except as  provided  in  Section 15 hereof,  neither  BTFE nor Master  Gain shall,  without the prior  written  consent of the other  party,  assign,  sell, transfer,  pledge,  mortgage  or  otherwise  dispose  of all or any  part of its
Ownership interest in Offshore Newco to any third party.

     (b) China Newco shall be formed as a wholly  owned  subsidiary  of Offshore
Newco;  provided,  however,  that  to  the  extent  it is  determined  by BT (in consultation  with its legal and accounting  advisors) that  interposing  one or more entities  from  alternative  foreign  jurisdictions  (including  the United
States of America) (each, an  "Intermediate  Entity") between Offshore Newco and
China  Newco  would  be  beneficial  from a  corporate,  tax or  other  business standpoint,  China Newco  shall be formed as a  wholly-owned  subsidiary  of the
Intermediate Entity,  provided further,  that the use of the Intermediate Entity does not adversely affect Master Gain.

     4. Capital Contributions.

     (a) Initial Cash Capital  Contribution to Offshore  Newco.  BTFE and Master
Gain shall each make an initial cash capital  contribution  to Offshore Newco in the amount of  US$25,000,  for an  aggregate  initial  capital  contribution  of
US$50,000 (the "Initial  Capitalization").  Such initial  capital  contributions shall be made  within ten (10)  business  days after the  formation  of Offshore
Newco.

     (b)  Master  Gain  Contribution.  Within ten (10)  business  days after the formation of Offshore  Newco,  Master Gain shall invest in Offshore Newco, as an additional cash capital  contribution,  the aggregate sum of  US$5,850,000  (the
"Master Gain Investment"). Application to transfer the Master Gain Investment to
Offshore  Newco  within  two  business  days  is  acceptable,  if  the  transfer transaction is  irreversible  and  subsequently  the actual transfer to Offshore
Newco takes  place  within 5 days of  approval  under PRC Laws,  but in no event later than 60 days from the date of  applications.  The  repayment of the Master
Gain  Investment by Offshore  Newco to Master Gain shall be determined by mutual agreement of the parties and in accordance with all applicable laws.

     (c) Additional  Capital.  As and to the extent that Offshore Newco requires additional cash capital in excess of the Initial  Capitalization and Master Gain
Investment,  as  determined  by the mutual  agreement of the parties,  such cash capital  shall be  provided  jointly and equally by Master Gain and BTFE up to a combined total value of  US$1,000,000  (i.e.,  US$500,000  each).  If additional capital is  required  in excess of this  amount,  Master  Gain and BT shall work together to develop a plan to secure such additional funds,  including,  without limitation, loans from Master Gain to Offshore Newco which would accrue interest at the lowest applicable federal rate permitted under the United States Internal
Revenue  Code of 1986,  as  amended  (the  "Code")  to avoid the  imputation  of interest,  with such interest to be paid only out of Offshore  Newco's  earnings and profits. Any such loan from Master Gain would be interest only for the first year and  thereafter  would  amortize over the term of sixty months,  subject to being subordinated to indebtedness  provided by any third party or institutional lenders as  contemplated  by Section 4(e) below.  In no event will any such loan affect  the equity  ownership  or  economic  interest  percentages  set forth in
Section 3(a) above.

     (d) Offshore  Newco  Contribution.  The parties hereto shall mutually agree
upon  the  total  investment,   including,   without  limitation,  cash  capital
contributions  (the "Cash  Contribution") and potential loans ("Loans," together with the Cash Contribution, the "Registered Capital") necessary to implement the purposes of this Venture and obtain from the national  government of the PRC and any local or provincial government the maximum financial incentives,  grants and other  government-sponsored  opportunities  that are  available,  and shall seek approval of such  Registered  Capital as required by PRC Law.  Upon  approval of such Registered  Capital,  the parties shall cause Offshore  Newco,  directly or
through  an   Additional   Entity,   to  contribute  to  China  Newco  the  Cash
Contribution.  As  and to the  extent  required,  as  determined  by the  mutual agreement of parties, Offshore Newco will lend all or a portion of the remainder of the Master Gain  Investment to China Newco,  provided,  however,  such amount shall not exceed the approved  Loan amount.  The  repayment of Offshore  Newco's capital  contribution by China Newco and the  distribution  of dividends  and/or earnings and profits from China Newco to Offshore  Newco and from Offshore Newco to BTFE and Master Gain, shall be determined by mutual agreement of the parties, subject to applicable law.

     (e) Third Party Capital.  To the extent that Offshore Newco, China Newco or an Additional  Entity seeks or obtains  additional  capital in the form of loans from third  parties  (including  financial  institutions),  none of BT,  BTFE or
Master Gain shall be required to provide such lender credit  enhancements in the form of guaranties or otherwise.

     5.  Sale of CMTS  Technology.  Contemporaneously  with  the  formation  and
Initial  Capitalization  of Offshore Newco,  Master Gain shall sell,  assign and transfer to  Offshore  Newco for  consideration  equal to Master  Gain's  actual purchase price paid therefor,  as confirmed by providing Offshore Newco and BTFE with such backup and support documentation as is reasonably requested (and which is  estimated  by  Master  Gain to be  $650,000),  all of its  right,  title and interest in and to the cable modem  termination  system  ("CMTS")  hardware  and software  technology,  know-how  and other  assets  acquired by Master Gain from
Coresma Ltd. and its successors (collectively, the "CMTS Assets").

     6. BT Stock.

     (a) Advancement of Shares.  In consideration of the Master Gain Investment, and  upon  payment  of  the  Master  Gain  Investment  to  Offshore  Newco,  and
consummation  of the sale of the CMTS  Assets  to  Offshore  Newco,  BTFE  shall promptly invest in and advance to Offshore Newco One Million  (1,000,000) shares of  unregistered BT common stock ("BT Stock") causing the same to be recorded in the name of Offshore Newco on BT's stock registry;  provided, however, that such shares  shall be subject to  cancellation  as  contemplated  by Section 6(e) and
Sections 15 and 20 of this JV Agreement.  To the extent that additional benefits sought to be obtained  from the PRC for China Newco can be obtained  through the transfer of some or all of the BT Stock as a loan to China Newco or as a capital investment  in  China  Newco,  then  such  number  of  shares  of BT Stock as is necessary  to obtain such  benefit  shall be lent to or invested in, as the case may be, China Newco;  provided,  however, that such investment or loan does not, together with all other  capital  contributions  and loans,  exceed the approved
Registered  Capital amount,  and further provided,  that such investment or loan does  not  (after  consulting  with  BT's  legal  and  tax  advisors)  have  any significant  adverse  U.S.  federal  income  tax  consequences  to  BT.  If  the investment  and  advance  of BT  Stock to China  Newco is  determined  to have a significant  adverse  U.S.  federal  income tax  consequence  to BT, the parties hereto agree to cooperate in restructuring the proposed  transaction to minimize or eliminate  such adverse  consequence  in such a manner as  preserves,  to the fullest extent possible,  the economic  benefits intended to be afforded to each of the parties.  The parties hereby represent and warrant that any investment or advance of BT Stock to Offshore  Newco or China  Newco  shall be for  investment purposes only and not with a view to distribution or resale thereof.

     (b) Voting  Trust.  The BT Stock  shall at all times be subject to a voting trust  agreement  to be entered  into by Offshore  Newco (and China Newco if any shares of BT Stock are lent or invested in China Newco),  pursuant to which each of James A. Luksch and Robert J. Palle,  Jr., or such other person designated by the Board of Directors  of BT,  would be appointed as a voting  trustee with the right to vote the BT Stock for all  purposes.  The parties  will cause  Offshore
Newco and China Newco to execute  such voting  trust  agreements  and issue such voting  trust  certificates  and  other  documents  and  instruments  as  deemed reasonably  necessary by counsel for BT to implement the foregoing voting trust.
The voting trust shall be for the maximum term  permitted  under  applicable law with such renewals as may be permitted under applicable law.

     (c) United States Securities Laws.  Offshore Newco (and China Newco, as the
case may be) shall,  at all times,  comply with all rules and regulations of the
Unites States Securities and Exchange Commission  applicable to its ownership of any or all of such BT Stock,  including the timely filing of such notifications, documents,  statements  and reports as are required by applicable  law, and with respect  thereto,  as to  which  Robert  J.  Palle,  Jr.,  or his  designee,  is authorized  to execute and file on behalf of Offshore  Newco or China Newco,  as the case may be.

     (d)  Valuation.  The BT Stock  shall be valued  as of the date of  original issuance  by BT to  Offshore  Newco (or  China  Newco,  if issued  the same day)
("Valuation Date"), which value shall be the average high and low selling prices reported by the  American  Stock  Exchange  on such  issuance  date  ("Valuation
Amount").

     (e) Cancellation of BT Stock.

          (i) As and to the extent that the Newco Group  incurs a loss in fiscal year 2006 or any subsequent  fiscal year, that is reflected in or otherwise adversely  impacts the income  statement  of BT by virtue of BT's direct or indirect  ownership interest therein (whether under the equity method or as part of a consolidated  group with BT), BT shall be entitled to cancel such number  of  shares  of  the  BT  Stock,  valued  at  the  Valuation  Amount
     (determined  as of the  Valuation  Date),  as equals the amount of the loss recognized or to be recognized by BT on its income  statement.  The parties hereby  appoint  Robert J.  Palle as  attorney-in-fact  with full power and authority on behalf of Offshore  Newco and/or China Newco,  as the case may be, to endorse any  instruments  and execute any such  documents  as may be necessary to effectuate the foregoing. In addition, BT is hereby authorized to effect any cancellation  contemplated hereby and so notify BT's transfer agent thereof.

          (ii) As and to the extent that the Master Gain Investment is repaid to
     Master  Gain,  shares of BT Stock  having an  equivalent  Valuation  Amount
     (determined as of the Valuation  Date) to each such repayment of the Master
     Gain Investment, shall be cancelled by BT.

          (iii) Each certificate  representing any shares of BT Stock shall bear usual and  customary  restrictive  legends for shares of stock that are not subject to an effective  registration  statement under the U.S.  Securities
     Exchange Act of 1934, as amended, and a restrictive legend that such shares are subject to cancellation in accordance with Section 6(e) and Sections 15 and 20 hereof.

     (f)  Restriction on Transfer.  Offshore Newco (or China Newco,  as the case may be) shall not pledge,  hypothecate or otherwise encumber any of the BT Stock without the express prior written  consent of BT, nor shall  Offshore  Newco (or
China  Newco,  as the  case may  be),  directly  or  indirectly,  absolutely  or conditionally,  voluntarily or involuntarily, dispose of or part with all or any portion of any BT Stock  including,  but not  limited  to, by sale,  assignment, waiver,  gift, court order,  operation of law, equitable or other  distribution, settlement,  exchange,  abandonment  or  disposal  ("Transfer"),  other  than  a
Transfer to BT and each  certificate  representing  any shares of BT Stock shall bear a restrictive  legend to that effect. Any Transfer of BT Stock in violation of this Section 6(f) shall be null and void, and BT shall be under no obligation to  recognize  a  transferee  who  acquires  BT Stock  pursuant to a Transfer in violation of this Section 6(f).

     (g) Tag Along/Drag Along Rights. If a bona fide offer from a third party to
purchase   Blonder  Tongue  common  stock   constituting  a  Change  in  Control
Transaction,  as defined  in  section  10(b)  herein,  (a "Bona Fide  Offer") is received  by BT,  which BT desires  to accept,  Master  Gain  promptly  shall be notified (the "Purchase  Notice") of the Bona Fide Offer,  specifying the terms, including  price,  and the conditions of the Bona Fide Offer.  BT shall have the option for a period of ninety (90) days from the date of the Purchase Notice, to require  Newco Group to accept the Bona Fide Offer on the same terms,  including price,  and subject to the same  conditions as specified in the Bona Fide Offer.
Furthermore,  in the  discretion  of  Master  Gain,  Newco  Group  may  elect to participate  in such sale with  respect to all (but not less than all) shares of
BT Stock held by Newco Group,  by giving notice to BT within ten (10) days after the  receipt of the  Purchase  Notice.  Upon  receipt of such notice from Master
Gain, BT will be required to include all of the BT Stock (as reduced pursuant to the  provisions of Section 6(e), 15 and 20 hereof) held by Newco Group as of the date of the  closing of such  transaction  within the total  shares of BT common stock being sold  pursuant  to the Bona Fide Offer.  In the event of a Change in
Control  Transaction as  contemplated by this Section 6(g), in addition to those rights set forth in this Section  6(g),  each of the parties shall also have the additional right and obligations  granted to such party in Section 15(d) of this
JV Agreement.

     7. BT Intellectual Property.

     (a) BT shall,  at all times,  retain  ownership of all of its  intellectual property  (whether  registered or unregistered,  registrable or unregistrable in nature),  including,  without  limitation,  all  patents,  patent  applications,
trademarks,   trademark   applications,   copyrights,   copyright  applications,
research, developments, designs, drawings, engineering, trade secrets, know-how, inventions and ideas,  manufacturing technology,  computer software and programs and database  technologies,  systems,  structures and architectures,  equipment, hardware, technical engineering,  technology,  licenses, and similar information
(collectively, the "BT Intellectual Property"). BT shall protect and perfect its ownership of, and all rights related to, all such BT Intellectual  Property,  as it deems necessary, under the laws of the PRC or any other foreign jurisdiction.
Each of Master Gain,  Offshore Newco and China Newco and each Additional Entity, if any, shall execute  agreements  pursuant to which each shall agree not to (i)
use any BT  Intellectual  Property for any purpose  without  BT's prior  written consent as reflected in a license agreement with such party, (ii) challenge,  or assist any other person to challenge,  the  proprietorship of BT or the validity of any BT Intellectual  Property,  (iii) apply for registration of any of the BT
Intellectual Property in any part of the world (if capable of registration), but each shall agree to support,  as needed,  BT's  efforts to secure or perfect its rights in any BT  Intellectual  Property,  or (iv) divulge or disclose or permit the disclosure of the BT Intellectual Property to third parties.

     (b) BT shall grant to Offshore  Newco a license for the term of the Venture
(with  revocability  triggered  by failure  to  maintain  specified  performance standards and as provided elsewhere in this JV Agreement),  which license may be sublicensed by Offshore Newco to China Newco, to use such of the BT Intellectual
Property as BT, in its sole and absolute discretion,  determines is necessary to manufacture the Specified BT Products ("BT Licensed  Technology") for (i) resale by China  Newco  within the Newco  Markets and (ii) BT, for sale in all parts of the world other than the Newco Markets.

     (c) BT shall  enter into a services  agreement  with China Newco to provide
(i) engineering  development support to convert, if necessary,  the Specified BT
Products  to the  standards  (i.e.,  TV  standards,  equivalent  U/L  standards)
required  for sale of the  Specified  BT Products in the Newco  Markets and (ii)
engineering  and  manufacturing  support  necessary  to  assist  China  Newco in manufacturing  the  Specified BT Products  with  equivalent  performance  to the
Specified BT Products  manufactured in the United States.  The Newco Group shall reimburse  BT for all  expenses  incurred by BT in  connection  with the support services set forth in this Section 7(c), including, without limitation, salaries of  personnel  while  providing  this  support,  and  travel  and  living  costs associated with this support.

     8. Newly Developed Intellectual Property.

     (a) Offshore Newco shall be the sole and exclusive  owner of all inventions and  improvements,  whether  patentable  or not,  conceived or first  reduced to practice,  together with all technical information and know-how, relating to any of the Newco Products, developed by Offshore Newco, BT, BTFE, Master Gain, China
Newco or any Additional Entity.

     (b) BT  shall  be the  sole  and  exclusive  owner  of all  inventions  and improvements, whether patentable or not, conceived or first reduced to practice, together with all  technical  information  and know-how,  relating to any of the
Specified BT Products or BT Licensed  Technology,  developed by any of BT, BTFE,
Master Gain, Offshore Newco, China Newco any Additional Entity.

     9.  Master  Gain   Services.   Master  Gain,   in  addition  to  its  other
responsibilities under this JV Agreement, shall provide the following services:

     (a) Assisting China Newco in (i) submitting  applications to, and obtaining the  approval  or  consent  of this JV  Agreement  from any  national,  local or provincial Chinese government  authority  (collectively,  "Chinese  Governmental
Authorities")   whose   approval  or  consent  is  required;   (ii)   completing
registration  formalities  with any or all  Chinese  Governmental  Authority  as required and  obtaining a valid  business  license for China Newco and any other approval,  permit or license  necessary for the operation of China Newco;  (iii)
registering  China Newco with the relevant tax  authorities  and other  relevant registration  authorities  in  China;  and (iv)  obtaining  any  certificate  or approval of status (i.e. as a Technologically  Advanced  Enterprise) which would provide tax or other investment incentives beneficial to China Newco;

     (b)  Assisting  China  Newco,  in  cooperation  with the  relevant  Chinese
Governmental  Authorities,  to handle registration  procedures for China Newco's land-use  rights  to the site or sites  on which it will  carry on its  business activities;  and in handling all other necessary procedures to ensure that China
Newco has the right to use each such site or sites for operations throughout the full term of its operation; and in making certain that China Newco is issued and receives, from the relevant Chinese Governmental  Authorities,  a valid land-use rights  certificate(s) for the site or sites on which it carries on its business activities;

     (c) Assisting China Newco in obtaining  approval from the relevant  Chinese
Governmental Authorities confirming that all equipment and components, and other machines and materials to be imported by China Newco for manufacturing  purposes are exempt from PRC customs duties and other import-related  taxes; handling PRC customs  declaration  procedures  (including  obtaining all relevant  import and export  licenses,  to be  handled  in  accordance  with  existing  tax and  duty
stipulations  of  PRC)  for  imported  raw  materials,   machinery,   equipment,
materials,  supplies,  and related  documentation and exported products of China
Newco;  and  arranging for the inland  transportation  of imports to the site or sites on which  China  Newco  shall  carry on its  business  activities;  and in applying for other governmental  approvals required for operation of China Newco in China;

     (d) Assisting China Newco in obtaining all required approvals,  permits and certificates relating to the construction, renovation, ownership, management and maintenance  of the  site or  sites  on which  China  Newco  shall  carry on its business activities;

     (e)  Assisting  China Newco in obtaining,  sourcing,  purchasing or leasing within  China  adequate  supplies  of fuels,  raw  materials,  local  equipment, articles for office use, means of transportation,  communication facilities, and other products required to meet full operational  requirements of China Newco at the most preferential prices available;

     (f)  Assisting  China  Newco  in  contracting   for,  and  obtaining,   the
fundamental  facilities,   services  and  utilities  required  by  China  Newco,
including,  without limitation,  water,  electricity,  heating, sewage and waste treatment, telecommunications, and transportation, on a continuous uninterrupted basis,  in quantities  sufficient to meet the full  operational  requirements of
China  Newco and in line with the  practice  of other  comparable  manufacturing facilities  in the  general  area  where  the site or sites  are  located,  at a favorable cost not higher than that paid by state-owned  enterprises for similar facilities, services and utilities in the area;

     (g)  Assisting  expatriate  personnel of China Newco and BT in handling the necessary  procedures for entry visas, work permits and traveling  arrangements, and assisting in arranging  appropriate  housing acceptable to BT for expatriate employees of BT providing support services to China Newco as provided in Section
7(c)  above,  and  hotel  accommodations  for BT  personnel  visiting  China  on short-term assignment to China Newco;

     (h) Using best efforts to avoid  management  and  technical  personnel  and workers hired and trained by China Newco from being  transferred  to competitors of BT or China Newco operating in China;

     (i)  Assisting  China  Newco in  opening  bank  accounts  with the  banking institutions  as  determined  pursuant  to  Section  16 and in  obtaining  local currency and foreign  exchange loans from financial  institutions  within China, with no guarantees of Master Gain provided;

     (j)  Assisting  China Newco in applying for and  obtaining all possible tax
reductions  and  exemptions  and  all  other  relevant  investment   incentives,
privileges and preferences available to China Newco under PRC Law, including, if appropriate, designation of China Newco as a technologically advanced enterprise or a high-or-new technology enterprise;

     (k)  Assisting  China Newco in applying for and being granted all necessary approvals,  permits,  certificates  and  licenses  required in  connection  with safety,  environmental  matters  (especially  waste  disposal) and other matters regulated by relevant Chinese Governmental Authorities;

     (l) Generally  assisting China Newco in establishing  and maintaining  good relations with the local  government  authorities and Chinese  companies able to contribute to the success of China Newco; and

     (m) Handling  such as other  matters as are  entrusted to it by China Newco from time to time.

     10. Distributions and Allocations.

     (a) Distributions from Operations. Except as otherwise provided herein, any distributions of cash flow from Offshore Newco (including,  without  limitation, cash  flow  attributable  to  any  entity  within  the  Newco  Group)  that  are attributable  to the operation of the business of Offshore  Newco (or any entity within  the  Newco  Group)  shall  be  distributed  to BTFE and  Master  Gain in accordance  with their  respective  Economic  Interests  as set forth in Section
3(a).

     (b) Distributions from Capital  Transactions.  Except as otherwise provided herein,  any distributions from Offshore Newco (including,  without  limitation, cash  flow  attributable  to  any  entity  within  the  Newco  Group)  that  are attributable  to a capital  transaction  of Offshore Newco (or any entity within the Newco  Group) or that are  attributable  to a Change in Control  Transaction shall be distributed to BTFE and Master Gain in accordance with the following:

          (i) First, to the extent any portion of the value realized as a result
     of  such  capital   transaction   or  Change  in  Control   Transaction  is
     attributable  to the BT Stock,  such amount shall be  distributed to Master
     Gain.

          (ii) Second,  any remaining amounts  distributable as a result of such capital  transaction or Change in Control  Transaction shall be distributed to BTFE and  Master  Gain in  accordance  with  their  respective  Economic
     Interests as set forth in Section 3(a).

     For purposes of the foregoing,  (i) the term "capital  transaction"  means, with respect to an entity, a sale or transfer of substantially all of the assets of such entity, a merger of such entity with or into any other entity,  the sale of substantially  all of the interests of such entity,  or any other transaction that fundamentally  affects the ownership or assets of such entity, and (ii) the term "Change in Control Transaction" means the (i) consolidation,  merger, share exchange  or  other  business  combination  involving  BT in  which  immediately following such transaction either (x) less than 50% of the directors or managers of  the  surviving  parent  entity  immediately  following  the  closing  of the transaction were directors or managers of BT immediately prior to the closing of the  transaction,  or (y) less  than 50% of the  voting  power of the  surviving parent entity  immediately  following the closing of the  transaction is held by persons  who were  stockholders  of BT  immediately  prior to the closing of the transaction,  (ii) sale,  transfer or other  disposition of all or substantially all of the assets of BT, (iii)  acquisition by any entity,  or group of entities acting in concert,  of  beneficial  ownership of 50% or more of the  outstanding voting securities of BT, or (iv) any combination of the foregoing.

     (c) Capital Accounts.  Offshore Newco will maintain capital accounts of for
BTFE  and  Master  Gain  in  accordance   with  the   requirements   of  Section
1.704-1(b)(2)(iv)  of the Income  Tax  Regulations  ("Regulations")  promulgated under the Code, and shall otherwise  comply with the requirements of such Income
Tax Regulations  with respect to allocations of profits and losses as determined for book purposes and allocations of income,  gain,  loss,  deduction and credit for U.S. federal income tax purposes.

     (d)  Allocations.  Profits and losses  shall be allocated so the amounts of any  distributions are in accordance with the capital accounts of the persons to whom such distributions are made. Notwithstanding the foregoing,  allocations of income,  gain,  loss,  deduction and credit for U.S. federal income tax purposes shall be made in  accordance  with  Section 704 of the Code and the  Regulations promulgated so that such  allocations  are deemed to have  substantial  economic effect  as that  term is used in the  Code and  Regulations.  In  addition,  the provisions  of Section  704(c) and 721(c) of the Code shall apply so that (i) in the event that the capital account of any person is credited with or adjusted to reflect the fair market value of an asset (including, without limitation, the BT
Stock),  the  distributive  share of gain or loss, as computed for tax purposes, with respect to such property, shall be determined pursuant to Section 704(c) of the Code and the Regulations thereunder,  so as to take account of the variation between the adjusted tax basis and fair market value of such property,  and (ii)
any gain realized on the transfer of property  (including,  without  limitation, the BT Stock) to Offshore  Newco (or any entity within the Newco Group) by BT or
BTFE will, when recognized,  be includable in the gross income of BT or BTFE, as appropriate.

     (e) Modification of Structure.  If the provisions of this Section 10 cannot be complied with or if the transactions  contemplated by this JV Agreement would
(after  consultation  with BT's legal and tax advisors)  result in BT having any significant adverse tax consequences (including, without limitation, recognition of gain on the  contribution  of BT Stock or other property to Offshore Newco or an entity  within the Newco  Group),  the parties  hereto  agree to cooperate in restructuring  the proposed  transaction  to minimize or eliminate  such adverse consequence  in such manner as preserves,  to the fullest extent  possible,  the economic benefits intended to be afforded to each of the parties.

     11. Compliance with U.S. Laws.

     (a) The U.S.  Foreign Corrupt  Practices Act (the "FCPA") makes it unlawful for BT, or any BT agent or other third  party  acting on behalf of BT, to offer, pay, promise or authorize to pay any money, gift or anything of value, including but not limited to bribes, entertainment,  kickbacks or any benefit, directly or indirectly,  (i) to any foreign official or any foreign  political party or (ii)
to any person  while  knowing  or  suspecting  that the  payment or gift will be passed on to a foreign official, in connection with any business activity of BT;
provided, however that the foregoing preclusions do not apply to facilitating or expediting  payments to a foreign  official,  political party, or party official the purpose of which is to expedite or to secure the  performance  of a "routine governmental action" by a foreign official, political party or party official.

     (b) For the purpose of this JV Agreement,  (i) a "foreign  official"  means any employee or officer of the  government of a foreign  country,  including any federal, regional or local department, agency, instrumentality, enterprise owned or controlled by the government of a foreign country,  any official of a foreign
political   party,   any   official  or  employee  of  a  public   international
organization,  any person  acting in an official  capacity for, or on behalf of, such entities, and any candidate for foreign political office; and (ii) the term
"routine  governmental  action"  means only an action  which is  ordinarily  and commonly performed by a foreign official in (A) obtaining permits,  licenses, or other  official  documents  to  qualify  a person  to do  business  in a foreign country; (B) processing  governmental papers, such as visas and work orders; (C)
providing  police   protection,   mail  pick-up  and  delivery,   or  scheduling
inspections  associated  with contract  performance  or  inspections  related to transit of goods across country;  (D) providing  phone service,  power and water supply,  loading and  unloading  cargo,  or  protecting  perishable  products or commodities from deterioration; or (E) actions of a similar nature.

     (c)  Master   Gain   agrees  and   acknowledges   that  BT  and  its  legal
representatives  have explained the  requirements  and prohibitions of the FCPA,
and  that  those  Master  Gain  directors,   officers,   employees,  agents  and
representatives  acting  on  BT's,  Offshore  Newco's,  China  Newco's,  or  any
Additional  Entity's behalf  understand those  requirements and prohibitions and will comply therewith. Master Gain shall advise and explain the requirements and prohibitions  of the  FCPA to each new  director,  officer,  employee,  agent or representative  that  will act on BT's,  Offshore  Newco's,  China  Newco's  any
Additional Entity's behalf.

     (d) Master Gain agrees  that  should BT  reasonably  and in good faith have concerns  that there has been a  violation  of this  Section,  Master Gain shall cooperate  in good faith  with BT to  determine  whether  such a  violation  has occurred. If BT determines reasonably and in good faith that there has been such a violation and can provide  evidence  supporting such  determination,  it shall have the right to terminate  this JV Agreement  and the Venture  pursuant to the terms of Section 15(a) with immediate effect. If termination  occurs pursuant to this  Section,  BT  shall be  relieved  of any  further  obligations  under  the
Agreement.

     (e) Master Gain shall  supply to BT all  information  and  records  that BT determines, in its sole discretion,  are needed to enable BT to comply or verify compliance with U.S. laws and regulations.

     (f) China  Newco,  at its own  expense,  shall  indemnify  and hold BT, its directors,  officers,  employees, agents, subsidiaries,  affiliates,  customers, designees,  and assignees harmless from any loss, damage,  liability or expense, on account of any failure to comply with the terms of this JV  Agreement or with the laws and  regulations  of the  Government the United States arising from any occurrence  caused by any act or omission of Master Gain,  Offshore  Newco,  any
Additional  Entity  or  China  Newco  related  to the  performance  of  this  JV
Agreement.  China Newco, at its expense, shall defend any suit or dispose of any claim or other  proceedings  brought against said indemnities on account of such damage or injury,  and shall pay all expenses,  including  attorney's  fees, and satisfy  all  judgments  which  may be  incurred  by or  rendered  against  said indemnities.

     12. Options.  Upon payment of the Master Gain Investment to Offshore Newco, consummation of the sale of the CMTS Assets to Offshore  Newco,  and approval of the Venture by BT's  primary  lenders,  BT will grant to Master Gain  options to purchase  up to 500,000  shares of  unregistered  BT common  stock  (the  "Stock
Options").  The exercise  price of the Stock  Options,  payable in cash ("Strike
Price"),  and the vesting  schedule of such Stock  Options will be in accordance with the  following  schedule (i) options to purchase  50,000 shares at a Strike
Price of $5.00  per share  will  vest at such  time as Master  Gain has made its capital contributions to Offshore Newco contemplated by Section 4 herein and has sold and  transferred  the CMTS Assets to Offshore Newco and expire on September
30, 2008, (ii) options to purchase 150,000 shares at a Strike Price of $7.00 per share  will vest on April 15,  2007 and  expire  on April  14,  2010,  and (iii)
options to purchase  300,000  shares at a Strike  Price of $10.00 per share will vest on April 15, 2008 and expire on April 14, 2011; provided, however, that for each fiscal year of BT commencing with 2006, as and to the extent that the Newco
Group  incurs  a loss in any  fiscal  year  that is  reflected  in or  otherwise adversely  impacts  the  income  statement  of BT by  virtue  of BT's  ownership interest  therein  (whether under the equity method or as part of a consolidated group  with BT),  such  number of Stock  Options  as equals  the  amount of loss recognized or to be recognized by BT divided by the Strike Price, will be deemed cancelled and  terminated,  with the first Stock Options to vest being the first
Stock Options to be cancelled and terminated.  Stock Options, once exercised and full  consideration  paid (and the  shares  of stock  issued  upon the  exercise thereof) will not be subject to cancellation pursuant to the foregoing sentence.
In illustration of the foregoing,  if BT recognizes a loss of $100,000 in fiscal year 2006 attributable to the Newco Group,  20,000 of Master Gain's  unexercised
Stock  Options  that  vested  as set  forth in  subsection  (i)  above  would be terminated and cancelled.  In the event that this JV Agreement is terminated for any reason,  including  termination of the Venture  pursuant to Section 15(a) or
(b), within the three (3) year period  immediately  following the Effective Date of this JV Agreement,  then all unvested Stock Options then outstanding shall be cancelled and terminated.  In the event of a Change in Control Transaction,  all unvested Stock Options  outstanding  as of the closing date of such  transaction shall be  cancelled  and  terminated.  The  provisions  of this  section will be applied  independently  of the  provisions  of section  6(e)  relating to the BT
Stock.

     13. Governance.  Except as the PRC Laws otherwise require, each of Offshore
Newco and China Newco shall have the following governance structure.

     (a) Election of Directors.  Each of Offshore Newco and China Newco shall be managed by a board of directors (or other  applicable  governing  body).  Master
Gain,  BTFE and  Offshore  Newco,  as  applicable,  shall  enter into  operating agreements  related to Offshore  Newco and China  Newco,  pursuant to which each would  agree to vote their  equity  interests  in such a manner as to cause each board of directors  to be comprised of six (6) members,  three (3) of whom shall be nominees of and  elected by BTFE (the "BT  Directors")  and three (3) of whom shall be nominees of and elected by Master Gain (the "Master Gain Directors").

     (b) Voting,  Quorum and Actions.  Each  director on each board of directors shall be entitled  to one (1) vote on each  matter to properly  come before such board of directors.  The quorum required for each properly  convened  meeting of each board of directors shall be four (4) directors,  provided, however, that at least  two of such  directors  are BT  Directors  and at  least  two (2) of such directors are Master Gain  Directors.  All  resolutions  shall be adopted by the affirmative  vote of at least  two-thirds  of the  directors in  attendance at a properly convened meeting.

     (c) Managing Directors.  Each Board shall elect two Managing Directors, one of whom shall be selected by the BT Directors  and one of whom shall be selected by the Master Gain Directors.  Initially,  it is contemplated  that the managing director  selected by the BT  Directors  would be Robert J. Palle,  Jr., and the managing  director  selected by the Master Gain Directors would be Eyal Lior. It shall be a condition to the  appointment of any managing  director that is not a citizen of PRC, that they waive any claim or right  available  under the laws of the PRC resulting  from their loss of office or employment  upon  termination of the  Venture  or upon a buyout by one party or the  other,  as  contemplated  by
Section 15 herein.

     (d)  Officers.  Each Board of Directors  may from  time-to-time  elect such other officers of Offshore Newco or China Newco, as applicable, as it shall deem necessary or appropriate.  Subject to the agreement of both managing  directors, each managing  director  shall have the authority to sign any and all agreements and other  documents  in  connection  with  Offshore  Newco or China  Newco,  as applicable.

     (e) Budget.  The  Managing  Directors  of each of Offshore  Newco and China
Newco  shall  prepare an annual line item  operating  budget for such entity for each fiscal  year,  prepared at least sixty (60) days prior to the start of each fiscal  year,  which budget shall set forth,  on a monthly  basis,  all receipts projected  for the fiscal year and all  expenses,  by  category,  including  any capital expenditures,  for the fiscal year ("Annual Budget").  The Annual Budget must be approved by the Board of  Directors  of Offshore  Newco and China Newco,
respectively,  and may be  revised  from time to time upon the  approval  of the
Board  of  Directors,  but no  more  frequently  than  quarterly.  The  Managing
Directors shall only have authority for  expenditures  within the Annual Budget.
Any  expenditure  in excess of five  percent  (5%) of the line  amount  budgeted therefor  in the  Annual  Budget  shall  require  the  approval  of the Board of
Directors.

     (f) Dispute Resolution.

          (i) Each of the Managing  Directors and the Boards of Directors  shall use their  good faith best  efforts to agree and  compromise  on each major decision; provided, however, that in the event agreement cannot be obtained for a major  decision  resulting in a stalemate or deadlock among the Board of Directors or Managing  Directors of either Offshore Newco or China Newco that would have a material adverse effect on its business, either party may give notice to the other of such major  decision.  Within  twenty (20) days after  delivery of such notice,  executives  of each party  involved in the controversy  shall  meet at a  mutually  acceptable  time  and  place,  and thereafter as often as they reasonably deem necessary, to exchange relevant information  and to attempt to resolve the  dispute.  If the matter has not been resolved within sixty (60) days of the disputing party's notice, or if the parties  fail to meet within  twenty (20) days of such  notice,  either party may initiate  mediation of the  controversy as provided  below.  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s)  shall be given at least three  working  days' notice of such intention  and may also be  accompanied  by an attorney.  All  negotiations pursuant  to this  Section  shall be  confidential  and shall be treated as compromise and settlement negotiations for purposes of the U.S. federal and state rules of evidence.

          (ii) If the  controversy  has not  been  resolved  by  negotiation  as provided  above,  the parties shall  endeavor to settle the  controversy by mediation  under the  then-current  CPR  Institute  for Dispute  Resolution
     ("CPR")   (www.cpradr.org)   Model  Procedure  for  Mediation  of  Business
     Disputes.  The neutral  third party will be selected from the CPR Panels of
     Neutrals.  If the parties  encounter  difficulty  in agreeing on a neutral, they will seek the assistance of CPR in the selection process.  The parties shall agree upon a mutually  acceptable  time and place for each  mediation session  and, if unable to do so, the  mediator  shall  decide the time and place.  The costs of the mediation  shall be shared equally by the parties.
     Efforts to reach a settlement  will  continue  until the  conclusion of the mediation  proceeding,  which  is  deemed  to  occur  when:  (a) a  written settlement  is  reached,  or (b) the  mediator  concludes  and  informs the parties in writing that  further  efforts  would not be useful,  or (c) the parties  agree in writing  that an impasse has been  reached.  No party may withdraw before the conclusion of the proceeding.  The parties shall regard this obligation to mediate as an essential  provision of the organizational documents governing the structure and governance of Offshore Newco or China
     Newco, as applicable, and one that is legally binding on them. In case of a violation  of such  obligation  by one party,  any other party may bring an action to seek  enforcement  of such  obligation in any court of law having jurisdiction thereof.

          (iii) If the  controversy  has not been  resolved  by  negotiation  or mediation as provided  above,  the parties shall settle the  controversy by arbitration  under the  then-current  CPR Commercial  Arbitration  Rules by three neutral arbitrators.  Each party shall appoint one neutral arbitrator and these two arbitrators  shall appoint the third. The governing law shall be as defined in Paragraph 26 of this JV Agreement; the parties acknowledge that the organizational documents governing the structure and governance of
     Offshore  Newco or China  Newco,  as  applicable,  evidences a  transaction
     involving   international   commerce,   however,   and  the  United  States
     Arbitration Act, 9 U.S.C. §§ 1 et seq.,  shall govern the   interpretation,
     enforcement,  and proceedings pursuant to the arbitration clause in this JV
     Agreement.  The arbitration shall be in the English language, and the place and time of the  arbitration  shall be mutually  acceptable to the parties;
     absent agreement,  the place shall be Trenton, New Jersey,  U.S.A., and the parties  consent  to the  personal  jurisdiction  of the state and  federal courts there for any  controversy  arising out of or  otherwise  related to this arbitration,  its conduct, and its enforcement.  The arbitrators shall make a reasoned  award which shall be  binding,  final,  and not subject to appeal.  Judgment upon the award rendered by the arbitrators may be entered in any court of law having jurisdiction  thereof. Each party shall bear its own  costs  and  expenses  and  an  equal  share  of the  arbitrators'  and administrative fees of the arbitration

          (iv) The parties, their representatives,  other participants,  and the mediator and arbitrators shall hold the existence,  content,  and result of mediation and  arbitration in  confidence.  A request by a party to a court for  interim  measures  shall not be deemed a waiver of the  obligation  to mediate and arbitrate

          (v) The parties  shall agree on the nature of those  matters that will be considered "Major Decisions" in the organizational  documents  governing the  structure  and  governance  of  Offshore  Newco  or  China  Newco,  as applicable,  provided,  however,  that such term shall include any proposed action by Offshore Newco or China Newco that is beyond its ordinary  course of business,  results in expenditures in excess of the approved budget,  or causes the incurrence of liabilities in excess of the budget.

     (e)  Unavailability of Governance  Structure.  To the extent the governance structure  set forth in this Section 13 is not  available  due to any PRC Law or other  applicable law, the parties shall work together to determine a governance structure  that  complies  with all  requirements  of the PRC Law or such  other applicable law, provided,  however,  that any governance structure selected must be approved by both BTFE and Master Gain.

     14. Dispute Resolution.

     (a) Each of the parties hereto,  including Offshore Newco, China Newco, any
Additional  Entity and any other  entity  that  shall  become a party to this JV
Agreement  shall use their good faith best efforts to agree and  compromise  any questions,  issues or disputes  (each a "Dispute")  arising out of or related to this JV  Agreement.  Any party may give  notice to the other  parties  of any of
Dispute not resolved in the normal  course of business.  Within twenty (20) days after delivery of such notice,  executives of each party involved in the Dispute shall meet at a mutually  acceptable time and place,  and thereafter as often as they reasonably deem necessary,  to exchange relevant information and to attempt to resolve the Dispute.  If the matter has not been  resolved  within sixty (60)
days of the  disputing  party's  notice,  or if the parties  fail to meet within twenty (20) days of such  notice,  either  party may  initiate  mediation of the controversy as provided  below.  If a negotiator  intends to be accompanied at a meeting by an attorney,  the other  negotiator(s)  shall be given at least three working  days'  notice  of such  intention  and may  also be  accompanied  by an attorney.  All  negotiations  pursuant to this Section shall be confidential and shall be treated as compromise and settlement  negotiations  for purposes of the
U.S. federal and state rules of evidence.

     (b) If the Dispute has not been resolved by negotiation as provided  above, the  parties  shall  endeavor  to settle  the  Dispute  by  mediation  under the then-current CPR Institute for Dispute Resolution ("CPR") (www.cpradr.org) Model
Procedure  for Mediation of Business  Disputes.  The neutral third party will be selected from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing on a neutral,  they will seek the  assistance  of CPR in the  selection process.  The parties shall agree upon a mutually  acceptable time and place for each  mediation  session and, if unable to do so, the mediator  shall decide the time and  place.  The  costs of the  mediation  shall be shared  equally  by the parties. Efforts to reach a settlement will continue until the conclusion of the mediation proceeding, which is deemed to occur when: (a) a written settlement is reached,  or (b) the mediator  concludes and informs the parties in writing that further efforts would not be useful, or (c) the parties agree in writing that an impasse has been  reached.  No party may withdraw  before the  conclusion of the proceeding.  The parties shall regard this obligation to mediate as an essential provision of this JV Agreement, and one that is legally binding on them. In case of a violation  of such  obligation  by one party,  any other party may bring an action  to seek  enforcement  of such  obligation  in any  court  of law  having jurisdiction thereof.

     (c) If the Dispute has not been  resolved by  negotiation  or  mediation as provided  above,  the parties shall settle the Dispute by arbitration  under the then-current CPR Commercial Arbitration Rules by three neutral arbitrators. Each party shall  appoint  one neutral  arbitrator  and these two  arbitrators  shall appoint the third. The governing law shall be as defined in Paragraph 26 of this
JV  Agreement;  the  parties  acknowledge  that this JV  Agreement,  evidences a transaction  involving  international  commerce,  however, and the United States
Arbitration  Act,  9 U.S.C.  §§ 1 et seq.,  shall  govern  the   interpretation,
enforcement,  and  proceedings  pursuant  to the  arbitration  clause in this JV
Agreement.  The arbitration shall be in the English language,  and the place and time of the  arbitration  shall be mutually  acceptable  to the parties;  absent agreement,  the place shall be  Trenton,  New  Jersey,  U.S.A.,  and the parties consent to the personal  jurisdiction  of the state and federal courts there for any controversy  arising out of or otherwise  related to this  arbitration,  its conduct, and its enforcement.  The arbitrators shall make a reasoned award which shall be  binding,  final,  and not subject to appeal.  Judgment  upon the award rendered  by  the  arbitrators  may  be  entered  in any  court  of  law  having jurisdiction  thereof.  Each party shall bear its own costs and  expenses and an equal share of the arbitrators' and administrative fees of the arbitration.

          (iv) The parties, their representatives,  other participants,  and the mediator and arbitrators shall hold the existence,  content,  and result of mediation and  arbitration in  confidence.  A request by a party to a court for  interim  measures  shall not be deemed a waiver of the  obligation  to mediate and arbitrate

     15. Termination of Venture.

     (a) In the event BT desires to  terminate  the  Venture  due to  misconduct
(i.e.,  conviction  of any felony,  fraud or  embezzlement  or any  violation by
Master Gain or by Newco  Group of BT's  intellectual  property  rights set forth herein)  by Master  Gain or by any entity  within  the Newco  Group or any party affiliated  or related  to either  Master  Gain or any  entity  within the Newco
Group, then BT would be entitled,  at its sole discretion,  to (i) terminate all agreements  with,  and revoke all licenses and other rights  granted to,  Master
Gain,  Offshore Newco, China Newco or any Additional Entity,  (ii) cancel all BT
Stock held by Offshore  Newco or China Newco on the date of  termination,  (iii)
cancel and terminate all unexercised Stock Options,  (iv) require Master Gain to sell its ownership  interest in Offshore  Newco to BT for a purchase price equal to (a) the book value  thereof as of the last day of the most recent  quarter of
Offshore Newco  preceding the date of BT's notice of its intent to terminate the
Venture  (ascribing  no value  whatsoever  to the BT Stock),  multiplied  by (b)
Master Gain's equity ownership percentage of Offshore Newco, payable by delivery of a  promissory  note  for the  purchase  price  thereof  payable  in 20  equal consecutive  quarterly  installments,  bearing interest at the lowest applicable federal rate of interest necessary to avoid the imputation of interest.

     (b) In the event  that the  Venture  fails to become  profitable  within 12 months after the execution of this JV Agreement, or fails to meet the net profit milestones  set forth below,  either BT or Master Gain may terminate the Venture
(hereinafter the "Terminating Party") and upon notice thereof, (i) BT shall have the right to buy  Master  Gain's  ownership  interest  in  Offshore  Newco for a purchase  price  equal to (a) the book  value  thereof as of the last day of the most recent  quarter of Offshore  Newco  preceding  the date of the  Terminating
Party's  notice of its  intent to  terminate  the  Venture  (ascribing  no value whatsoever to the BT Stock),  multiplied  by (b) Master Gain's equity  ownership percentage  of  Offshore  Newco  ("Buyout  Price"),  payable  by  delivery  of a promissory note for the purchase price thereof  payable in 20 equal  consecutive quarterly  installments,  bearing interest at the lowest applicable federal rate of interest  necessary to avoid the imputation of interest under applicable U.S.
Law, or (ii) if BT determines not to purchase Master Gain's  ownership  interest in  Offshore  Newco,  then (a)  Master  Gain  shall  have the  right to buy BT's ownership  interest in Offshore  Newco for the Buyout  Price (as  calculated  in connection with BTFE's equity ownership  percentage of Offshore Newco),  payable in 20 equal consecutive quarterly  installments,  bearing interest at the lowest applicable  federal  rate of  interest  necessary  to avoid  the  imputation  of interest under applicable U.S. Law, (b) the then existing manufacturing, license and distribution  agreements  between or among BT, BTFE,  Master Gain,  Offshore
Newco,  China Newco and any  Intermediate  Entity or Additional  Entity shall be terminated,  (c) BT shall have the right to cancel all BT Stock held by Offshore
Newco or  China  Newco on the  date of  termination,  and (d) BT shall  grant to
Offshore  Newco,  China Newco and/or any Additional  Entity,  as  applicable,  a limited,  non-exclusive  license for a term to be negotiated (with  revocability triggered by failure to maintain specified performance  standards) to use the BT
Licensed  Technology  for the  manufacture  and sale of products  into the Newco
Markets to be agreed upon by the parties,  with such royalty  payments and other terms as may be  negotiated  between the  parties;  provided,  however,  that if either party gives notice of termination of the Venture as  contemplated in this
Section 15(b), but neither party agrees to purchase the other party's  ownership interest in Offshore Newco,  as contemplated by clauses (i) or (ii) above,  then
(a) the existing  manufacturing,  license and distribution agreements between or among BT,  BTFE,  Master Gain,  Offshore  Newco,  China Newco or any  Additional
Entity shall be  terminated,  (b) BT shall have the right to cancel all BT Stock held by Offshore Newco or China Newco on the date of termination, (c) each of BT and Master Gain would be permitted to exploit for their own economic gain all of the  Acquired  Technology  and the Newco  Products  and  otherwise  compete with
respect  thereto,  provided,   however,  Master  Gain  will  be  precluded  from
manufacturing,  marketing  or selling the  Specified  BT  Products or  otherwise exploiting any BT  Intellectual  Property and (d) each of China Newco,  Offshore
Newco and any Additional Entity shall be dissolved.

     (c) Net Profit  Milestones.  Offshore Newco shall achieve the following Net
Profit  (determined on a consolidated basis with China Newco) (as defined below)
milestones  as of the  end  of  each  of the  quarterly  periods  following  the execution of this JV Agreement, as set forth below:

   First Quarter Ending December 31, 2005                        ($75,000)
   Second Quarter Ending March 31, 2006                          $100,000
   Third Quarter Ending June 30, 2006                            $200,000
   Fourth Quarter Ending September 30, 2006                      $200,000
   Fifth Quarter Ending December 31, 2006                        $300,000
   Sixth Quarter Ending March 31, 2007                           $500,000
   Seventh Quarter Ending June 30, 2007                          $500,000
   Eighth Quarter Ending September 30, 2007 and each
   quarter thereafter                                            $500,000

     For purposes of this JV  Agreement,  the term "Net  Profit"  shall mean net income after  applicable  income taxes,  determined in accordance with generally accepted accounting principles applicable in the USA.

     (d) Upon the  occurrence of a Change in Control  Transaction,  either BT or
Master Gain may terminate the Venture  (hereinafter the "Terminating Party") and upon notice thereof,  (i) BT shall have the right to buy Master Gain's ownership interest  in  Offshore  Newco for a purchase  price  equal to (a) the book value thereof  as of the  last  day of the  most  recent  quarter  of  Offshore  Newco preceding the date of the Terminating  Party's notice of its intent to terminate the Venture  (ascribing no value whatsoever to the BT Stock),  multiplied by (b)
Master Gain's equity  ownership  percentage of Offshore Newco ("Buyout  Price"), payable by delivery of a promissory note for the purchase price thereof, payable in 20 equal consecutive quarterly  installments,  bearing interest at the lowest applicable  federal  rate of  interest  necessary  to avoid  the  imputation  of interest  under  applicable  U.S. Law, or (ii) if BT determines  not to purchase
Master Gain's ownership  interest in Offshore Newco,  then (a) Master Gain shall have the right to buy BT's  ownership  interest in Offshore Newco for the Buyout
Price (as calculated in connection  with BTFE's equity  ownership  percentage of
Offshore Newco), payable in 20 equal consecutive quarterly installments, bearing interest at the lowest  applicable  federal rate of interest  necessary to avoid the  imputation  of  interest  under  applicable  U.S.  law,  (b)  the  existing manufacturing,  license and distribution  agreements  between or among BT, BTFE,
Master  Gain,  Offshore  Newco,  China  Newco  and any  Intermediate  Entity  or
Additional  Entity shall be terminated,  (c) all BT Stock held by Offshore Newco or China Newco will be subject to the  provisions of section 6(g) herein and the proceeds  thereof will be distributed to Master Gain as  contemplated by section
10(b) herein,  and (d) BT shall grant to Offshore Newco,  China Newco and/or any
Additional Entity, as applicable, a limited, non-exclusive license for a term to be  negotiated  (with  revocability  triggered by failure to maintain  specified performance standards) to use the BT Licensed Technology for the manufacture and sale of products into the Newco  Markets to be agreed upon by the parties,  with such royalty payments and other terms as may be negotiated  between the parties;
provided,  however,  that if either  party gives  notice of  termination  of the
Venture as  contemplated  in this  Section  15(d),  but neither  party agrees to purchase the other party's ownership interest in Offshore Newco, as contemplated by clauses (i) or (ii) above, then (a) the existing  manufacturing,  license and distribution  agreements between or among BT, Master Gain, Offshore Newco, China
Newco and any Additional  Entity shall be  terminated,  (b) all BT Stock held by
Offshore Newco and China Newco on the date of termination will be subject to the provisions of section 6(g) herein and the proceeds  thereof will be  distributed to Master  Gain as  contemplated  by section  10(b)  herein,  (c) each of BT and
Master Gain would be permitted to exploit for their own economic gain all of the
Acquired  Technology and the Newco  Products and otherwise  compete with respect thereto,  provided,  however,  Master Gain will be precluded from manufacturing, marketing or selling the  Specified BT Products or otherwise  exploiting  any BT
Intellectual  Property  and (d)  each of China  Newco,  Offshore  Newco  and any
Additional Entity shall be dissolved.

     (e) Right of First Refusal.  After five (5) years from the Effective  Date, if either BTFE or Master Gain (the "Selling  Party")  receives a bona fide offer to purchase  all, but not less than all, of its  ownership  interest in Offshore
Newco,  which it desires to accept,  such Selling Party must first offer to sell such ownership  interest to the other party (the "Non-Selling  Party") by giving written notice of the offer,  including the offer price and offer terms,  to the
Non-Selling  Party  (the  "Offer  Notice").  Except  with  the  consent  of  the
Non-Selling Party, the Offer Notice shall be irrevocable.  The Non-Selling Party shall have a period of thirty  (30) days from the date of the Offer  Notice (the
"Acceptance  Period") to exercise  its right to purchase  all, but not less than all, of the Selling Party's ownership interest pursuant to the Offer Notice, for the offer  price and on the  offer  terms.  If the  Non-Selling  Party  does not exercise its option to purchase the Selling  Party's  ownership  interest during the Acceptance  Period,  the Selling Party may, for a period of ninety (90) days from the termination of the Acceptance  Period,  sell such ownership interest to any third party ("Purchaser") for not less than the offer price and on the offer terms,  provided,  however,  that (i) the  Non-Selling  Party shall approve such
Purchaser, which approval shall not be unreasonably withheld, (ii) the Purchaser shall agree to become a party to this JV Agreement and assume all of the Selling
Party's obligations hereunder, (iii) the Purchaser shall agree to become a party to such of the Venture Agreements as the Non-Selling Party deems necessary,  and
(iv)  the  purchase  and sale of such  ownership  interest  does not  materially adversely  affect the Non-Selling  Party,  Offshore Newco or any other entity in the Newco Group.  The parties  shall cause the  Directors  of Offshore  Newco to unanimously approve the purchase of the ownership interest by the Purchaser.  In the event that BTFE is the Selling Party, (i) BT shall be entitled,  in its sole discretion,  to cancel any shares of BT Stock held by Newco Group as of the date of the  transaction  and, in  consideration  thereof,  pay to Offshore Newco the
Valuation  Amount,  calculated as of the Valuation  Date, (ii) the then existing manufacturing,  license and distribution  agreements  between or among BT, BTFE,
Master Gain,  Offshore Newco,  China Newco and/or any Additional Entity shall be terminated as of the date of the transaction,  and (iii) BT shall grant Offshore
Newco,  China Newco and/or any  Additional  Entity,  as  applicable,  a limited, non-exclusive  license for a term to be negotiated (with revocability  triggered by failure to maintain specified  performance  standards) to use the BT Licensed
Technology for the manufacture and sale of products into the Newco Markets to be agreed upon by the parties, with such royalty payments and other terms as may be negotiated between the parties.

     (f) Indemnification.  In the event either BTFE's or Master Gain's ownership interest  in Offshore  Newco is  purchased  by the other  party  pursuant to any provision of this Section 15, the selling party's elected directors shall resign from the board of directors and all other  positions of both Offshore  Newco and
China Newco and, in connection with such  resignations,  the selling party shall indemnify the purchaser against any claim brought by such director in connection with the loss of office or employment.

     (g) Approval.  In the event that either  BTFE's or Master Gain's  ownership interest  in Offshore  Newco is  purchased  by the other  party  pursuant to any provision of this Section 15, both parties  shall work together to apply for and obtain any consent or approval  required for such  purchase by any  governmental authority pursuant to applicable law.

     16.  Accounting  Functions.  The  parties  agree that BT shall  manage,  in accordance with generally accepted accounting  principals  consistently  applied
("GAAP"),  all financial reporting and accounting functions for the Newco Group, including,  without limitation, all internal controls and compliance and receipt of all cancelled checks;  provided,  however,  that the  check-writing  function shall be managed by the Managing  Directors of each of Offshore  Newco and China
Newco,  under the guidance of their respective Boards of Directors.  Each entity within the Newco Group shall adopt the United States  Dollar as the  bookkeeping base  currency,  but may also  use  other  foreign  currencies  as  supplemental bookkeeping currencies. All bank accounts opened for Offshore Newco, China Newco and/or  any  Intermediate  Entity  or  Additional  Entity,  will  be  with  such international banking institutions,  as BT shall determine,  that, to the extent possible,  have  operations  in the United States as well as in China and in the domiciliary jurisdiction of Offshore Newco. To the fullest extent allowed by PRC
Law, all accounts shall be held in United States  Dollars.  The parties agree to work  together to apply for and obtain any consent or approval  required to open accounts with such banking institutions  required by any governmental  authority pursuant to  applicable  law. BT shall be permitted  to charge a reasonable  and appropriate  portion  of its  administrative  overhead  to the  Newco  Group  as consideration for the provision of such accounting  functions and oversight (the
"Services Fee"), and the parties shall cooperate to the fullest extent necessary to obtain any approval  required  for the payment of such  Services  Fee.  Newco
Group's  financial  statements shall be audited as and to the extent required by
United States securities laws by virtue of BT's ownership  interest therein,  by an accounting firm acceptable to the BT Directors. To the fullest extent allowed by applicable law, such accounting firm shall audit all other matters  relating, directly or indirectly,  to the financial condition of Newco Group. All fees for such  accounting  firm shall be paid by Newco Group.  Newco Group shall,  to the extent  requested  by BT,  cooperate  with BT to  provide  such  information  as required by BT to  reconcile  Newco  Group's  financial  statements  with United
States GAAP  reporting  requirements.  China  Newco may be further  audited by a statutory auditor as may be required by any PRC Law.

     17. Manufacturing  Services Agreement.  BT shall enter into a manufacturing services  agreement  with  China  Newco  pursuant  to which  China  Newco  shall manufacture the Specified BT Products for such price and on such other terms and conditions as may be mutually agreed to between the parties.

     18. Distribution Agreements.

     (a) China Distributorship. BT and entities comprising the Newco Group shall enter into  distributorship  agreements  as provided in Section  2(a)(v)  above, pursuant  to which BT shall  grant to  entities  comprising  the Newco Group (as determined by the parties) the Newco Distributorship which shall be an exclusive distributorship within the Newco Markets for the term of the Venture.

     (b) BT  Distributorship.  BT and entities  comprising the Newco Group shall enter into  distributorship  agreements as provided in Section 2(a)(viii) above, pursuant to which China Newco or other entities comprising the Newco Group shall grant BT the BT  Distributorship  which  shall be an  exclusive  distributorship within the BT Markets for the term of the Venture.

     (c) Gross  Profit  Margin.  Each  distributorship  agreement  (or series of distributorship  agreements,  as the case may be) shall  provide that each party shall sell their  respective  products to the other for resale within such other party's markets (as set forth in Secti on 2), at such prices as shall permit the
Newco  Group on the one hand and BT on the other  hand to obtain a gross  profit margin of thirty percent (30%);  provided,  however, that if and to the extent a particular  product suffers from downward price competition at the resale level, the parties shall negotiate a reasonable  adjustment to the thirty percent (30%)
gross  profit  margin.  All other  terms  and  conditions  of such  distribution agreements shall be as mutually agreed to between the parties.

     19. Yitong Venture.

     (a) The  parties  acknowledge  and agree that it will take a period of time until China Newco has acquired or constructed the Manufacturing Facility capable of performing  its intended  functions.  To facilitate  the parties'  ability to obtain  certain  of the  benefits  contemplated  by  this  JV  Agreement,  it is anticipated that Offshore Newco shall enter into a joint venture  agreement with an entity  formed  under the laws of Hong Kong  ("Yitong  Hong Kong") and wholly owned by Jiangsu Yitong High Tech Co. Ltd., a corporation  formed under the laws of the PRC,  based on which these two entities  form a new wholly  foreign-owned enterprise  under  the  laws of the PRC  ("Yitong/Newco  Venture"),  having  the following equity structure:

                               Equity Ownership           Initial Cash
                             and Economic Interest    Capital Contribution
 Offshore Newco                     50%                    US$1,200,000
 Yitong Hong Kong                   50%                    US$1,200,000

     (b) To the extent the equity  structure set forth in this Section 19 is not available  due to any PRC Law,  the parties  shall work  together to determine a equity structure that complies with all  requirements of the PRC Law,  provided, however,  that any equity  structure  selected must be approved by both BTFE and
Master Gain.

     (c) Each of BTFE and  Master  Gain  shall  work  with  Yitong  Hong Kong to develop a governance  structure for Yitong/Newco  Venture that complies with all requirements of the PRC Law,  including all provisions related to dissolution of the  Yitong/Newco  Venture,  provided,  however,  that any governance  structure selected must be approved by both BTFE and Master Gain.

     (d) Certain Specified BT Products,  Newco Products and third party products
(collectively,  the  "Products")  to be  manufactured  by China  Newco  shall be subcontracted by China Newco to Yitong/Newco Venture pursuant to a manufacturing services  agreement between China Newco and Yitong/Newco  Venture.  Yitong/Newco
Venture shall contract  manufacture  the Products for China Newco at such prices as would permit Yitong/Newco Venture to obtain a maximum gross margin of 11%. It is  envisioned  that as China  Newco's  manufacturing  capability  is developed,
Yitong/Newco   Venture  shall  continue  to  manufacture  the  Products  at  the experienced volumes (the parameters of which shall be mutually agreed to between the parties) and China Newco shall  manufacture  quantities  of such Products in excess of these experienced volumes as the sales volume develops.

     20. Venture Agreements.

     (a) Each of the parties  hereto  shall use their good faith best efforts to
(i) negotiate,  execute and deliver, as expeditiously as practicable, of each of the agreements and documents identified in or contemplated by this JV Agreement, with each of such  agreements or documents  containing  such terms,  conditions, representations,  warranties  and  covenants  customary in  transactions  of the
nature   contemplated   hereby  and   thereby,   and   supported   by  customary
indemnification  provisions,  including,  without  limitation,  representations, warranties  and  covenants  to be made by each of BT,  BTFE and  Master  Gain in connection with its  intellectual  property rights  (collectively,  the "Venture
Agreements"),  and (ii) apply for and obtain  any and all  consents,  approvals, permits,  licenses and other authorizations required or desirable to achieve the purposes set forth herein from any and all governmental  authorities with proper jurisdiction (collectively, the "Approvals and Licenses").

     (b) In the event that (i) the Venture  Agreements (other than any agreement or document  related to Yitong Hong Kong or the  Yitong/Newco  Venture)  are not
executed within six (6) months following the Effective Date of this JV Agreement or (ii) the  Approvals  and  Licenses  are not  obtained  within  six (6) months following the Effective  Date of this JV Agreement,  then for a period of thirty
(30) days after the expiration of such six (6) month period, either BT or Master
Gain shall have the right to  terminate  the  Venture and this JV  Agreement  by sending written notice of this election to the other party. Upon receipt of such notice,  (i) the parties shall work together in good faith to dissolve  Offshore
Newco,  China  Newco (if  formed)  and any  Additional  Entities  that have been formed,  (ii) any Venture  Agreement  previously  executed  shall be terminated,
(iii) BT and Master Gain shall cause  Offshore  Newco to  distribute to each the balance of their initial capital  contribution to Offshore Newco, if any, net of all expenses and fees incurred  prior to the  dissolution  of Offshore Newco and any reserve  amount  required in  connection  with the unwinding of the Venture,
(iv) BT and Master Gain shall cause  Offshore Newco to distribute to Master Gain the Master Gain  Investment,  net of all expenses and fees incurred prior to the dissolution of Offshore Newco and any reserve amount required in connection with the  unwinding  of the  Venture  which was not  covered by the  initial  capital contributions  as set forth in  subsection  (iii)  above,  (v) BT shall have the right to cancel all BT Stock held by Offshore Newco or China Newco, and (vi) all unexercised Stock Options shall be cancelled and terminated.

     21.  Confidentiality.  The parties  hereto  agree,  except as disclosure is required by applicable law, to maintain this JV Agreement, their discussions and negotiations  that are the  subject  of this JV  Agreement,  and all  subsequent correspondence  in the strictest  confidence;  provided,  however,  that nothing herein shall prohibit any party from discussing the matters contemplated in this
JV Agreement with its bankers, accountants,  lawyers and other advisors who have a need to  know.  In no  event  shall  Master  Gain,  or any  person  or  entity affiliated  with,  or  related  to,  Master  Gain,  (i) use any BT  Intellectual
Property for any purpose without BT's prior written consent, (ii) challenge,  or assist any other person to challenge,  the  proprietorship of BT, or (iii) apply for registration of any of the BT Intellectual Property in any part of the world
(if capable of registration).

     22. RESERVED.

     23. Representations and Warranties.

     (a) BT Representations and Warranties. BT represents and warrants to Master
Gain as follows:

          (i) BT is a corporation  duly organized and validly existing under the laws of the State of Delaware and has full  corporate  power and  authority
     (subject to Board  approval) to execute  this JV Agreement  and each of the
     Venture Agreements to which BT shall be a party, and to observe and perform its obligations under this JV Agreement and each of the Venture  Agreements to which BT shall be a party.

          (ii) BT is the  sole  owner  of the BT  Licensed  Technology  and with
     respect   thereto,   BT  has   not   interfered   with,   infringed   upon,
     misappropriated,  or otherwise  come into  conflict  with any  intellectual property rights of third parties,  and BT has not ever received any charge, complaint,  claim,  demand,  or  notice  alleging  any  such  interference, infringement,  misappropriation,  or violation (including any claim that BT must license or refrain from using any intellectual  property rights of any third party) that has not been resolved.

     (b) Master Gain Representations and Warranties.  Master Gain represents and warrants to BT as follows:

          (i) Master Gain is a corporation  duly organized and validly  existing under the laws of Hong Kong and has full  power and  authority  to  execute this JV Agreement  and each of the Venture  Agreements to which Master Gain shall be a party, and to observe and perform its obligations  under this JV
     Agreement and each of the Venture  Agreements to which Master Gain shall be a party.

          (ii)  Master  Gain is the sole owner of the CMTS  Technology  and with respect  thereto,  Master Gain has not  interfered  with,  infringed  upon, misappropriated,  or otherwise  come into  conflict  with any  intellectual property rights of third parties, and Master Gain has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement,  misappropriation,  or  violation  (including  any claim that
     Master Gain must  license or refrain from using any  intellectual  property rights of any third party).  Master Gain will provide BT with all documents relevant to Master Gain's ownership of the CMTS Assets.

          (iii) All of the outstanding  capital stock of Master Gain is owned by
     Tian Dan-Jun (5,000 shares) and Laurie Antognini (5,000 shares).  No person or entity has an option to acquire a controlling  interest in and to Master
     Gain;  provided,  however,  that  within 30 days after the date hereof Tian
     Dan-Jun will assign and  transfer to Eyal Lior all of her right,  title and interest in Master Gain, and Eyal Lior shall thereupon  become and remain a
     50% owner of Master Gain.

     24. Termination of this JV Agreement.  This JV Agreement may be terminated, and the Venture  terminated as provided in Section 15(b) upon the  occurrence of any of the following events:

     (a) China Newco is unable to continue its operations for a period exceeding one hundred  and twenty  (120) days due to the  occurrence  of an Event of Force
Majeure;

     (b)  China  Newco is  unable  to  operate  due to the loss of its  business license for its core business,  or its inability to renew such license, or it is prohibited  from pursuing its core business  pursuant to any  regulatory  issue, judicial  action or other  decision  of a  Chinese  Governmental  Authority,  or permanently  cannot pursue its core business in a commercially  practicable  way due to a change in the PRC Laws;

     (c) China Newco files for bankruptcy;

     (d) China Newco ceases to have the right to maintain  foreign exchange bank accounts or to have access to sufficient foreign exchange to perform its foreign exchange payment obligations, including, without limitation, royalties, profits, fees or other payments due to Offshore Newco,  Master Gain, BTFE or BT, or other legal means as provided under PRC Law;

     (e) The parties  agree in writing to terminate  this JV  Agreement  and the
Venture and such termination is approved as required by the PRC Law;

     (f) Any party has  materially  breached  any term or  condition  of this JV
Agreement, or any of the Venture Agreements, which breach has a material adverse effect on the  non-breaching  party or any entity within the Newco Group and has
not  been  cured  within  ninety  (90)  days  after  written   notice  from  the
non-breaching party.

     25. Force Majeure.  If either  party's  performance of this JV Agreement or any obligation  hereunder is prevented,  restricted or interfered with by causes beyond its reasonable control including,  but not limited to, acts of God, fire, explosion,  vandalism,  loss of  electrical  power,  cable  cut,  storm or other similar occurrence, any law, order, regulation,  direction, action or request of the  United  States  government  or any  foreign  government,  or state or local
governments,   or  of  any  department,   agency,  commission,   court,  bureau,
corporation or other instrumentality of any one or more such governments,  or of any civil or military authority, or by national emergency,  insurrection,  riot, war, strike,  lockout or work stoppage or other labor difficulties,  or supplier failure,  shortage,  breach or delay (each, an "Event of Force  Majeure"),  then such party shall be excused from such  performance on a day-to-day  basis to the extent  of such  restriction  or  interference.  The  affected  party  shall use commercially reasonable efforts to avoid or remove such causes or nonperformance and shall proceed to perform with reasonable  dispatch  whenever such causes are removed or cease.

     26. Applicable Law.

     (a) This JV Agreement shall be interpreted, enforced and governed under the laws of the United  States of America and State of New Jersey,  U.S.A.,  without regard to conflict of laws  principles,  and the parties  consent and agree that the federal  and state  courts of the State of New Jersey  shall have  exclusive jurisdiction  over any  dispute  relating to this JV  Agreement,  and consent to service of process by United  States mail or  international  delivery by Federal
Express, DHL, United Parcel Service or other internationally  recognized courier service.

     (b) If, during the term of this JV Agreement,  an adverse  material  change occurs to either party's economic benefits derived from this JV Agreement due to any change,  amendment or new  interpretation of the PRC Laws as in existence on the  Effective  Date of this JV  Agreement  or due to a change  in any  relevant governmental  authorities  treatment of either party, the parties shall promptly work  together  and use  their  best  efforts  to  identify  and  implement  any adjustments necessary to keep the damages party's economic benefits from this JV
Agreement substantially equivalent as they would have been if such event had not occurred.

     27.  Transactions  Prior to Formation of Newco Group.  From the date hereof and until the  formation  of  Offshore  Newco,  and/or  China  Newco,  Eyal Lior
("Lior") may seek out opportunities to acquire  equipment,  technology and other business assets, manufacturing facilities and other business opportunities (both inside and outside of the PRC), for the benefit of, and which may be of interest to, the Venture (collectively "Venture Opportunities"). If the parties determine that it would be in the  interest  of the Venture to acquire or obtain an option to acquire any of such Venture  Opportunities prior to the formation of Offshore
Newco and/or China Newco,  Lior may enter into contracts to acquire such Venture
Opportunities or obtain an option to acquire such Venture  Opportunities through an entity controlled by him on terms and conditions  satisfactory to the parties hereto.  Lior agrees that all right,  title and  interest in and to such Venture
Opportunities  so  acquired  or  optioned,  as the case  may be,  shall be sold, assigned and  transferred  to the Venture (on the same terms and  conditions  as acquired or optioned  by Lior) at such time as such of the  entities  comprising the Newco Group as may be necessary to acquire such Venture  Opportunities  have been formed and all applicable  laws,  rules and regulations  have been complied with.

     28. Miscellaneous.

     (a) This JV Agreement  represents  the entire  understanding  and agreement between the parties with respect to the subject  matter  hereof,  and supersedes
all  prior  and  contemporaneous  negotiations,   agreements,   discussions  and
proposals, both oral and written, between the parties.

     (b) This JV  Agreement  may not be assigned by a party  without the written consent of the other party.  This JV Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns to the extent set forth herein.

     (c) Headings and captions  contained in this JV Agreement are inserted only as a matter of convenience  and in no way define,  limit, or extend the scope of this JV Agreement or any provision hereof.

     (d) The  failure of any party to enforce any of the  provisions  of this JV
Agreement,  or any rights with  respect  hereto,  or the failure to exercise any election  provided  for herein,  will in no way be  considered  a waiver of such provisions,  rights, or elections,  or in any way affect the validity of this JV
Agreement.

     (e) This JV Agreement may be executed in any number of  counterparts,  each of which so executed  will be deemed an original,  and all of which,  when taken together, shall be deemed one and the same instrument.

     (f) Sections 14, 21, 26 and this Section 28(f) shall survive termination of this JV Agreement.

     29. Language.  This JV Agreement has been executed in the English language.
If filing of this JV Agreement with any governmental authority is required, both an English and Chinese version shall be submitted.

     IN WITNESS  WHEREOF,  the  parties  have  caused  this JV  Agreement  to be executed on the date first above written.

                              BLONDER TONGUE LABORATORIES, INC.

                              By: /s/James A. Luksch
                                  James A. Luksch, Chief Executive Officer

                              BLONDER TONGUE FAR EAST, LLC.

                              By: /s/Robert J. Palle, Jr.
                                  Robert J. Palle, Jr., Managing Director

                              MASTER GAIN INTERNATIONAL INDUSTRIAL LIMITED

                              By: /s/Eyal Lior
                                  Eyal Lior, Authorized Representative